EXHIBIT 11


                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

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                                                                      1997                1996               1995
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BASIC:

Earnings:
    Net income (loss)                                               $(168,879)           $ 30,281           $ 30,327
                                                               ===============      ==============      =============
    Net income (loss) applicable to basic earnings
       per share calculation                                        $(168,879)           $ 30,281           $ 30,327
                                                               ===============      ==============      =============

Weighted average number of shares outstanding                         146,719             146,311            138,117
                                                               ===============      ==============      =============

Net income (loss) per share - basic                                 $   (1.15)           $   0.21           $   0.22
                                                               ===============      ==============      =============

DILUTED:

Earnings:
    Net income (loss)                                               $(168,879)           $ 30,281           $ 30,327
    Add:
       Interest relating to 5.5% convertible
          subordinated notes, net of tax                                6,517               6,517              6,517
       Amortization of issuance costs relating  to 5.5%
          convertible subordinated notes, net of tax                      443                 443                443
                                                               ---------------      --------------      -------------
       Net income (loss) applicable to diluted
          earnings per share calculation                            $(161,919)           $ 37,241           $ 37,287
                                                               ===============      ==============      =============

Weighted average number of shares outstanding:
    Common shares                                                     146,719             146,311            138,117
    Additional average shares outstanding assuming:
       Exercise of stock options (treasury method)                         31                 216                212
       Conversion of 5.5% convertible subordinated notes                6,505               6,505              6,505
                                                               ---------------      --------------      -------------
                                                                      153,255             153,032            144,834
                                                               ===============      ==============      =============

Net income (loss) per share - diluted (a)                           $   (1.06)           $   0.24           $   0.26
                                                               ===============      ==============      =============

(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13 of SFAS 128 because it produced an anti-dilutive result.